EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

Anworth Mortgage Asset Corporation

Los Angeles, California

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 (No. 333-143173) of Anworth Mortgage Asset Corporation (the “Company”) of our report (which contains an explanatory paragraph relating to the adoption of SEC Staff Accounting Bulletin No. 108) dated March 15, 2007, except for Note 15 which is as of November 24, 2007, relating to the consolidated financial statements of the Company appearing in the Company’s Current Report on Form 8-K to be dated on or about November 26, 2007 and our report dated March 15, 2007, relating to the effectiveness of internal control over financial reporting of the Company appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ BDO Seidman, LLP

Los Angeles, California
November 24, 2007